Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-232234, 333-237220, and 333-254454 on Form S-8 and No. 333-256229 on Form S-3ASR of our report dated February 25, 2022 relating to the effectiveness of Akero Therapeutics, Inc.’s internal control over financial reporting appearing in this Form 10-K/A for the year ended December 31, 2021.

/s/ Deloitte & Touche LLP

Parsippany, NJ

March 1, 2022